Exhibit 5.4

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), Roscoe Postle Associates Inc. (“RPA”), now part of SLR Consulting Ltd, hereby consents to the use of its name in connection with the reference to the report entitled “Technical Report on the Jacobina Mine Complex, Bahia State, Brazil” dated September 30, 2019 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

Roscoe Postle Associates Inc.

Per:	/s/ Graham G. Clow
Graham G. Clow, P.Eng. Strategy Director – Global Mining Advisory

Dated: April 17, 2020